Exhibit 99.1

Jounce Therapeutics Reports Third Quarter 2018 Financial Results

- Dose escalation cohorts of JTX-2011 Phase 1/2 ICONIC trial, in combination with ipilimumab and in combination with pembrolizumab, on track -
- IND filed and clearance to proceed received for JTX-4014 PD-1 program -
- On track for IND filing for JTX-8064, first tumor-associated macrophage program -
- Ended third quarter 2018 with $214.7 million in cash -
- Company to host conference call and webcast today at 8:00 AM ET -

CAMBRIDGE, Mass., November 13, 2018 - Jounce Therapeutics, Inc. (NASDAQ: JNCE), a clinical stage company focused on the discovery and development of novel cancer immunotherapies and predictive biomarkers, today reported financial results and provided a corporate update for the third quarter ended September 30, 2018.

“We are pleased to announce continued advancement across our development programs including JTX-2011, JTX-4014 and JTX-8064. While we complete our biomarker and clinical data analysis on JTX-2011, safety dose escalation cohorts are proceeding as planned to enable us to pursue new combination trials. Additionally, we filed an IND for our internal PD-1 program, JTX-4014, and recently received clearance from the FDA to proceed with a Phase 1 dose escalation trial. Our lead tumor-associated macrophage program, JTX-8064, targeting LILRB2, is on track to be our third IND,” said Richard Murray, Ph.D., chief executive officer and president of Jounce Therapeutics. “We are committed to our vision and firmly believe there is strong promise for our translational science approach to transform the treatment of cancer. Based on this progress, we are well-positioned to advance both our clinical and discovery program efforts in 2019.”

Corporate and Development Highlights:

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JTX-2011 Dose Escalation Cohorts Progressing: As previously announced, in June 2018, Jounce began the enrollment of dose escalation cohorts evaluating the safety of JTX-2011 in combination with ipilimumab and in combination with pembrolizumab, and these studies are progressing as planned.

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Newly Reported Data Confirms Mechanism of Action of JTX-2011: At the Society for Immunotherapy of Cancer’s (SITC) 33rd annual meeting in November, Jounce presented new data from ICONIC patients demonstrating the agonistic properties of JTX-2011. These data are in addition to the subset analysis data presented at the 2018 American Society of Clinical Oncology (ASCO) annual meeting in June demonstrating the emergence of ICOS hi CD4 T cells in the blood of all patients with ≥30% target lesion tumor reductions, both in patients treated with JTX-2011 monotherapy and in combination with nivolumab. The ICOS hi CD4 T cells were not observed in patients with primary progressive disease.

Through additional reverse translational studies, presented at SITC, Jounce established two key insights that provide the scientific foundation for the next stage of development of JTX-2011.

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First, the emergence of these ICOS hi CD4 T cells was related to JTX-2011, as it has not been detected in a separate study Jounce conducted of responding and non-responding patients that received PD-1/L1 inhibitor monotherapy treatment; and

◦	Second, in vitro experimental data showed that JTX-2011 only activates CD4 T cells if they already express high levels of ICOS.
Additionally, new preclinical tumor model data presented in a separate poster at SITC, strengthens Jounce’s belief that agents that induce ICOS hi CD4 T cells detectable in the bloodstream, such as anti-CTLA-4, may be attractive combination partners for JTX-2011.

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JTX-4014 IND Filed and Cleared: Jounce filed an Investigational New Drug (IND) application for JTX-4014, its PD-1 inhibitor, in September 2018. In October 2018, the U.S. Food and Drug Administration (FDA) concluded that Jounce may proceed with a Phase 1 dose escalation trial. Jounce will initiate this trial as the next key step for this program.

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JTX-8064 IND Filing on Track: Jounce continues to advance its first tumor-associated macrophage candidate targeting Leukocyte Immunoglobulin Like Receptor B2 (LILRB2) from its Translational Science Platform through IND-enabling studies. JTX-8064 is a selective antagonist antibody that demonstrates preclinical characteristics of reprogramming immune suppressive macrophages in the tumor microenvironment.

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Jounce Founders Awarded 2018 Nobel Prize and Coley Award: In October 2018, Jounce founder Dr. James P. Allison was jointly awarded the 2018 Nobel Prize in Physiology or Medicine for the discovery of cancer therapy by inhibition of negative immune regulation. Also in October 2018, Jounce founder Dr. Padmanee Sharma was awarded the William B. Coley Award for Distinguished Research in Tumor Immunology for her innovative work understanding factors that enhance and hinder cancer immunotherapy.

Third Quarter 2018 Financial Results:

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Cash Position: As of September 30, 2018, cash, cash equivalents and investments were $214.7 million, compared to $257.9 million as of December 31, 2017. Cash was utilized for operating costs incurred during the period, offset by the receipt of state and federal income tax refunds.

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Collaboration Revenue: Collaboration revenue was $14.5 million for the third quarter of 2018, compared to $18.1 million for the same period in 2017. Collaboration revenue represents revenue recognition relating to the $225.0 million upfront payment received in July 2016 upon the execution of Jounce’s global strategic collaboration with Celgene.

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Research and Development (R&D) Expenses: R&D expenses were $16.8 million for the third quarter of 2018, compared to $17.1 million for the same period in 2017. The decrease in R&D expenses was due to $1.5 million of decreased lab consumables offset primarily by $0.5 million of increased stock-based compensation expense, $0.3 million of increased external clinical and regulatory expenses related to the Phase 1/2 ICONIC trial and $0.4 million of increased other research expenses primarily due to license and milestone payments associated with preclinical programs.

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General and Administrative (G&A) Expenses: G&A expenses were $6.5 million for the third quarter of 2018, compared to $5.4 million for the same period in 2017. The increase in G&A expenses was primarily due to $1.2 million of increased employee compensation costs, including $0.8 million of increased stock-based compensation expense.

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Net Loss: Net loss was $7.6 million for the third quarter of 2018, or a basic and diluted net loss per share attributable to common stockholders of $0.23. Net loss was $4.1 million for the same period in 2017, or a basic and diluted net loss per share attributable to common stockholders of $0.13. The increase in net loss and net loss per share attributable to common stockholders is primarily attributable to the decrease in non-cash collaboration revenue and the increase in operating expenses from the third quarter of 2017 to the third quarter of 2018.

Financial Guidance:
Jounce continues to expect to end the year with approximately $185.0 to $195.0 million in cash, cash equivalents and investments. Jounce expects its existing cash, cash equivalents and investments to be sufficient to enable the funding of its operating expenses and capital expenditure requirements for at least the next 24 months.

Jounce is reiterating its 2018 collaboration revenue guidance of approximately $50.0 to $60.0 million.

Conference Call and Webcast Information:
Jounce Therapeutics will host a live conference call and webcast today at 8:00 a.m. ET. To access the conference call, please dial (866) 916-3380 (domestic) or (210) 874-7772 (international) and refer to conference ID 4689666. The live webcast can be accessed under "Events & Presentations" in the Investors and Media section of the company's website at www.jouncetx.com. The webcast will be archived and made available for replay on the company’s website approximately two hours after the call and will be available for 30 days.

Cautionary Note Regarding Forward-Looking Statements:
Various statements in this release concerning Jounce’s future expectations, plans and prospects, including without limitation, Jounce’s expectations regarding operating expenses, capital expenditures, collaboration revenue, cash burn and other financial results, the timing and progress of the Phase 1/2 ICONIC trial, the clinical development of JTX-4014, the preclinical development of JTX-8064 and the timing, progress and results of preclinical studies and clinical trials for Jounce’s product candidates and any future product candidates may constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward looking statements, which often include words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “on track,” “plan,” “predict,” “target,” “potential” or similar terms, variations of such terms or the negative of those terms. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee such outcomes. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Jounce’s ability to successfully demonstrate the efficacy and safety of its product candidates and future product candidates, the preclinical and clinical results for its product candidates, which may not support further development and marketing approval, the potential advantages of Jounce’s product candidates, the development plans of its product candidates, actions of regulatory agencies, which may affect the initiation, timing and progress of preclinical studies and clinical trials of its product candidates, Jounce’s ability to obtain, maintain and protect its intellectual property, Jounce’s ability to manage operating expenses, Jounce’s ability to maintain its collaboration with Celgene, as well as those risks more fully discussed in the section entitled “Risk Factors” in Jounce’s most recent annual or quarterly report and in other reports that

Jounce has filed with the Securities and Exchange Commission. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Jounce Therapeutics
Jounce Therapeutics, Inc. is a clinical stage immunotherapy company dedicated to transforming the treatment of cancer by developing therapies that enable the immune system to attack tumors and provide long‑lasting benefits to patients. Through the use of its Translational Science Platform, Jounce first focuses on specific cell types within tumors to prioritize targets, and then identifies related biomarkers designed to match the right immunotherapy to the right patient. Jounce’s lead product candidate, JTX-2011, is a monoclonal antibody that binds to and activates ICOS and is currently conducting the Phase 1/2 ICONIC trial. For more information, please visit www.jouncetx.com.

Jounce Therapeutics, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue:
Collaboration revenue—related party	$14,528	$18,077	$45,101	$58,655
Operating expenses:
Research and development	16,751	17,094	53,408	49,241
General and administrative	6,517	5,371	19,842	17,077
Total operating expenses	23,268	22,465	73,250	66,318
Operating loss	(8,740)	(4,388)	(28,149)	(7,663)
Other income, net	1,103	721	2,810	2,105
Loss before provision for income taxes	(7,637)	(3,667)	(25,339)	(5,558)
Provision for income taxes	—	417	—	1,521
Net loss	$(7,637)	$(4,084)	$(25,339)	$(7,079)

Reconciliation of net loss to net loss attributable to common stockholders:
Net loss	$(7,637)	$(4,084)	$(25,339)	$(7,079)
Accrued dividends on Series A convertible preferred stock	—	—	—	(268)
Accrued dividends on Series B convertible preferred stock	—	—	—	(318)
Accrued dividends on Series B-1 convertible preferred stock	—	—	—	(208)
Net loss attributable to common stockholders	$(7,637)	$(4,084)	$(25,339)	$(7,873)
Net loss per share attributable to common stockholders, basic and diluted	$(0.23)	$(0.13)	$(0.78)	$(0.27)
Weighted-average common shares outstanding, basic and diluted	32,641	32,182	32,462	29,321

Jounce Therapeutics, Inc. Selected Condensed Consolidated Balance Sheet Data (unaudited) (amounts in thousands)

	September 30,		December 31,
	2018		2017
Cash, cash equivalents and investments	$214,728		$257,851
Working capital	$144,611		$193,046
Total assets	$234,236		$296,660
Total deferred revenue—related party	$117,972		$116,160
Total stockholders’ equity	$103,410		$167,109

Investor Contact:
Komal Joshi
Jounce Therapeutics, Inc.
(857) 320-2523
kjoshi@jouncetx.com

Media Contact:
Gina Nugent
The Yates Network
(617) 460-3579
gina@theyatesnetwork.com